VOYA INSURANCE	Unisex Endorsement
AND ANNUITY COMPANY

Voya is a stock company domiciled in Iowa

The Contract to which this Unisex Endorsement (this “Endorsement”) is attached is modified by the provisions of this Endorsement. The Endorsement’s provisions shall control to the extent a conflict exists between this Endorsement and the Contract. This Endorsement is effective as of the Contract Date and remains in effect until the Contract is terminated.

The Contract to which this Endorsement is attached is amended by deleting all references to “sex.” The following table replaces the Annuity Plan B Table: Life Income (Single Annuitant) table found in the
Contract Schedule of the Contract.

	Annuity Plan B Table: Life Income (Single Annuitant)
	Beginning of Month Payments per $1,000
Age of		Life with 10 Year	Life with 20 Year
Payee	Life Only	Period Certain	Period Certain
50	$2.75	$2.74	$2.70
55	3.09	3.07	3.00
60	3.53	3.50	3.34
65	4.12	4.04	3.73
70	4.93	4.76	4.11
75	6.12	5.69	4.40
80	7.96	6.79	4.54
85	10.82	7.79	4.58

Factors for ages not shown will be supplied upon request. All other provisions of the Contract remain unchanged.

IU-RA-4043